News Release

Patrick Industries, Inc. Reports Third Quarter 2026 Financial Results
ELKHART, IN, October 29, 2026 – Patrick Industries, Inc. (NASDAQ: PATK) ("Patrick" or the "Company"), a leading component solutions provider for the Outdoor Enthusiast and Housing markets, today reported financial results for the third quarter and nine months ended September 27, 2026.
Third Quarter 2026 Highlights (compared to Third Quarter 2025 unless otherwise noted)
•Net sales were $975 million compared to $976 million in the prior-year period. Strong revenue performance in Powersports (+30%) and Marine (+14%), along with Housing revenue growth of 4%, nearly offset a 15% decrease in RV revenue.
•Operating income was $50 million and operating margin was 5.1%, compared to operating income of $66 million and operating margin of 6.8% in the prior-year period.
•Adjusted operating margin1, which excludes merger-related expenses, restructuring costs and other non-recurring items, was 6.8%, flat when compared to the prior-year period.
•Net income was $21 million and diluted earnings per share (EPS) was $0.64.
•Adjusted net income1 was $34 million compared to $35 million. Adjusted diluted EPS1 was $1.03 compared to $1.01.
•Reported and adjusted diluted EPS1 include the dilutive impact of convertible notes and related warrants of approximately $0.03 per share, compared to $0.07 per share in the prior-year period.
•Adjusted EBITDA1 increased 3% to $116 million and adjusted EBITDA margin1 expanded 40 basis points to 11.9%.
•On a year-to-date basis, cash flow provided by operating activities was $147 million compared to $199 million in the prior-year period. Free cash flow1 was $203 million, on a trailing twelve-month basis.
•Returned $15 million to shareholders through regular quarterly dividends.
•Available liquidity was $716 million at the end of the third quarter; total net leverage ratio was 2.9x.
•As previously announced, on June 30, 2026 the Company signed a definitive agreement with LCI Industries to combine in an all-stock merger. The Company’s registration statement on Form S-4 was declared effective by the SEC on October 19, 2026 and the Company will hold a special meeting of shareholders on November 18, 2026. More information can be found at www.PatrickandLippertTogether.com.

“Our strategic market diversification and business model, in addition to our focus on innovation and product solutions for customers, continued to drive resilient results in the third quarter," said Andy Nemeth, Chief Executive Officer. "Our team drove revenue growth in our Marine, Powersports, and Housing businesses, delivering consolidated net sales in line with the prior year, despite lower revenue in our RV business resulting from a decline in RV industry wholesale unit shipments. We remain focused on managing what is in our control, including making strategic adjustments to preserve the capacity, capabilities, and talent needed to serve our customers today and in the future. We are continuing to drive our capital allocation strategy as a result of our strong cash flow generation to invest in strategic opportunities that we believe can deliver meaningful value for our customers, team members, and shareholders over the long-term.”

Net sales were $975 million compared to $976 million in the third quarter of 2025, reflecting the positive impact of Patrick's diversified end market strategy. The Company’s Marine, Powersports, and Housing end markets reported revenue growth that nearly offset lower RV end market revenue, driven by soft RV industry wholesale unit shipments. The growth in Marine revenue was driven by growth in estimated content per unit and estimated wholesale powerboat industry unit shipments, while Powersports benefited from continued solid demand for utility-focused units and stronger attachment rates for cab enclosures.

Operating income was $50 million compared to $66 million in the third quarter of 2025. Operating margin was 5.1% compared to 6.8% in the same period last year.

Excluding the impact of merger-related expenses, restructuring costs and other non-recurring items, adjusted operating margin1 of 6.8% was flat when compared to the third quarter of 2025.

Net income was $21 million, or $0.64 per diluted share, compared to $35 million, or $1.01 per diluted share in the third quarter of 2025. Adjusted net income1 in the third quarter of 2026 was $34 million, or $1.03 per diluted share1, compared to adjusted net income1 of $35 million, or $1.01 per diluted share1 in the prior-year period. Reported and adjusted diluted EPS1 in the third quarter of 2026 include approximately $0.03 of dilution from the Company's convertible notes and related warrants compared to $0.07 in the prior-year period.

Jeff Rodino, President, said, “Our markets remain dynamic with continued macroeconomic headwinds, including high interest rates, elevated fuel costs and inflation, resulting in a further softening in consumer confidence. In Marine, our team has been successful in gaining content through new product and solution innovation, while benefitting from relative strength at the premium end of the market. Our Powersports business continued to see sustained strength in utility vehicle demand, which aligns well with our cab enclosure offerings. RV OEMs and dealers have remained disciplined in managing field inventory levels in response to lower retail demand. Importantly, we continue to invest in advanced manufacturing and innovation to bring new products and solutions to market. This quarter, we launched Patrick Printing Solutions, a direct-to-panel printing platform that applies high-resolution graphics and physical textures directly onto composite, wood, and other substrates, giving customers greater design flexibility and the ability to differentiate across both value and premium price points.”

Third Quarter 2026 Revenue by Market Sector (compared to Third Quarter 2025 unless otherwise noted)
RV (37% of Revenue)
•Revenue of $362 million decreased 15%, while RV industry wholesale unit shipments decreased 13%.
•Content per wholesale RV unit (on a trailing twelve-month basis) increased 4% to $5,263 when compared to the prior-year period, and decreased 1% compared to the second quarter of 2026.

Marine (18% of Revenue)
•Revenue of $171 million increased 14%, outperforming an estimated 8% increase in wholesale powerboat industry unit shipments.
•Estimated content per wholesale powerboat unit (on a trailing twelve-month basis) increased 20% to $4,942 when compared to the prior-year period, and increased 1% when compared to the second quarter of 2026.

Powersports (13% of Revenue)
•Revenue of $128 million increased 30% driven by increased attachment rates for Sportech's cab enclosure solutions and other premium vehicle features, including audio, as well as continued solid demand for utility-focused units.

Housing (32% of Revenue, comprised of Manufactured Housing ("MH") and Industrial)
•Revenue of $314 million increased 4%; estimated wholesale MH industry unit shipments increased 2%; total housing starts decreased 4%.
•Estimated content per wholesale MH unit (on a trailing twelve-month basis) decreased 2% to $6,565 compared to the prior-year period, and decreased 1% compared to the second quarter of 2026.

Balance Sheet, Cash Flow and Capital Allocation
For the first nine months of 2026, cash provided by operating activities was $147 million compared to $199 million in the prior-year period. This change reflects strategic working capital deployment to support the Company’s composite products growth strategy, and proactive inventory management for customers. Purchases of property, plant and equipment totaled $19 million in the third quarter of 2026, highlighting the Company’s investment in technology, advanced automation, and other initiatives that are expected to enhance our long-term operating strategy. On a trailing twelve-month basis, free cash flow1 through the third quarter of 2026 was $203 million compared to $211 million in the prior-year period.

Patrick returned $15 million to shareholders in the form of regular quarterly dividends during the third quarter of 2026. Due to restrictions related to the previously announced merger agreement with LCI Industries, Patrick did not repurchase shares during the quarter. At the end of the third quarter, the Company had $62 million of unused capacity under its current share repurchase authorization.

Total debt at the end of the third quarter was approximately $1.4 billion, resulting in a total net leverage ratio of 2.9x (as calculated in accordance with the Company's credit agreement). Available liquidity, comprised of borrowing availability under the Company's credit facility and cash on hand, was approximately $716 million.

Business Outlook and Summary
“We continue to advance Patrick’s full-solutions vision by combining innovative products and components, differentiated technologies, and advanced manufacturing capabilities, even as the near-term demand environment remains uneven,” continued Mr. Nemeth. “The benefits of the expanded products and solutions we bring to our customers, in alignment with our engineering and design capabilities, are intended to compound over time and we believe they will enhance our financial performance while allowing for better partnerships with customers to help address product affordability for the end consumer. In addition, we are investing in engineering and emerging technologies, including prudent AI expenditures, that we expect will deepen our connection to the markets we serve, sharpen our ability to collaborate with OEM customers, and help shape the next generation of experiences for outdoor enthusiasts. As we begin to shift our focus to 2027, we remain excited about the value-added opportunity related to our pending all-stock merger with LCI Industries, which we believe will enhance our existing strategy and vision as well as the long-term value proposition for our customers, our team members, our shareholders, and the communities we serve. We are committed to being great partners to our customers and team members and good stewards to our markets and ecosystem. Finally, I want to thank our team members for their unwavering commitment to Patrick’s BETTER Together values and executing against our strategic initiatives, which we believe will drive long-term profitable growth and value for our stakeholders.”

1See additional information at the end of this release regarding non-GAAP financial measures.
Conference Call Webcast
Patrick Industries will host an online webcast of its third quarter 2026 earnings conference call that can be accessed on the Company’s website, www.patrickind.com, under “Investors,” on Thursday, October 29, 2026 at 10:00 a.m. Eastern Time. A replay will also be available following the call. In addition, a supplemental earnings presentation can be accessed on the Company’s website, www.patrickind.com, under “Investors.”
About Patrick Industries, Inc.
Patrick (NASDAQ: PATK) is a leading component solutions provider serving original equipment manufacturers and aftermarket customers in the RV, Marine, Powersports and Housing markets. Since 1959, Patrick has empowered manufacturers and outdoor enthusiasts to achieve next-level recreation experiences. Our customer-focused approach brings together design, manufacturing, distribution, and transportation in a full solutions model that defines us as a trusted partner. Patrick is home to more than 85 leading brands, all united by a commitment to quality, customer service, and innovation. Headquartered in Elkhart, IN, Patrick employs approximately 10,000 skilled team members throughout the United States. For more information on Patrick, our brands, and products, please visit www.patrickind.com.

Cautionary Statement Regarding Forward-Looking Statements
Information set forth in this communication constitutes forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, statements regarding the Company’s expectations, beliefs, intentions or strategies regarding the future, and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “continue,” “estimate,” “expect,” “intend,” “may,” “should,” “will” and “would” or similar words. These forward-looking statements are based on current expectations, forecasts, and assumptions that involve risks and uncertainties and on information available to Patrick Industries, Inc. as of the date hereof. The forward-looking statements are based on current expectations and our actual results may differ materially from those expressed or implied by such forward-looking statements. There can be no assurance that any forward-looking statement will be realized or that actual results will not be significantly different from that set forth in such forward-looking statement. Factors that could cause actual results to differ materially from those in forward-looking statements included in this press release include, without limitation: adverse economic and business conditions, including cyclicality and seasonality in the industries we sell our products and inflationary pressures; the financial condition of our customers or suppliers; the loss of a significant customer; changes in consumer preferences; declines in the level of unit shipments or reduction in growth in the markets we serve; the availability of retail and wholesale financing for RVs, watercraft and powersports products, and residential and manufactured homes; pricing pressures due to competition; costs and availability of raw materials, commodities and energy and transportation; supply chain issues, including financial problems of manufacturers, dealers or suppliers and shortages of adequate materials or manufacturing capacity; the challenges and risks associated with doing business internationally; challenges and risks associated with importing products, such as the imposition of duties, tariffs or trade restrictions, changes in international trade relationships or governmental policies, including the imposition of price caps, or the imposition of trade restrictions or tariffs on any materials or products used in the operation of our business; the ability to manage our working capital, including inventory and inventory obsolescence; the availability and costs of labor and production facilities and the impact of labor shortages; fuel shortages or high prices for fuel; any interruptions or disruptions in production at one of our key facilities; challenges with integrating acquired businesses; the impact of the consolidation and/or closure of all or part of a manufacturing or distribution facility; an impairment of assets, including goodwill and other long-lived assets; an inability to attract and retain qualified executive officers and key personnel; the effects of union organizing activities; the impact of governmental and environmental regulations, and our inability to comply with them; changes to federal, state, local or certain international tax regulations; unusual or significant litigation, governmental investigations, or adverse publicity arising out of alleged defects in products, services, perceived environmental impacts, or otherwise; public health emergencies or pandemics, such as the COVID-19 pandemic; our level of indebtedness; our inability to comply with the covenants contained in our senior secured credit facility; an inability to access capital when needed; the settlement or conversion of our notes; fluctuations in the market price for our common stock; an inability of our information technology systems to perform adequately; any disruptions in our business due to an IT failure, a cyber-incident or a data breach; any adverse results from our evaluation of our internal controls over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002; certain provisions in our Articles of Incorporation and Amended and Restated By-laws that may delay, defer or prevent a change in control; adverse conditions in the insurance markets; and the impact on our business resulting from wars and military conflicts, such as war in Ukraine and evolving conflict in the Middle East, including, but not limited to conflict with Iran.

Forward-looking statements include, without limitation, statements about the benefits of the proposed transaction between the Company and LCI Industries (“LCI”) (the “proposed transaction”), future financial and operating results, the combined company’s plans, objectives, expectations and intentions, and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties outside of our control. Among the risks and uncertainties that could cause actual results to differ from those described in the forward-looking statements are the following: (1) the completion of the proposed transaction may not occur on the anticipated terms and timing or at all; (2) the occurrence of any event, change or other circumstances that could give rise to the termination of the proposed transaction; (3) the risk that the necessary regulatory approvals for the proposed transaction may not be obtained or may be obtained subject to conditions that are not anticipated; (4) risks that any of the closing conditions to the proposed transaction may not be satisfied in a timely manner; (5) risks related to litigation brought in connection with the proposed transaction; (6) risks related to disruption of management time from ongoing business operations due to the proposed transaction;

(7) effects of the announcement, pendency or completion of the proposed transaction on the ability of the Company to retain customers and retain and hire key personnel and maintain relationships with suppliers, distributors, advertisers, content providers, vendors and other business partners, and on its operating results and business generally; (8) negative effects of the announcement or the consummation of the proposed transaction on the market price of the Company's common stock; (9) risks related to the potential impact of general economic, political and market factors on the companies or the proposed transaction; (10) inherent uncertainties involved in the estimates and assumptions used in the preparation of financial projections; (11) the ability to obtain or consummate financing or refinancing related to the proposed transaction; and (12) the response of the Company or LCI management to any of the aforementioned factors. The Company's actual results could differ materially from those stated or implied, due to risks and uncertainties associated with its business, which include the risks related to the proposed transaction.

Discussions of additional risks and uncertainties are contained in the Company's filings with the Securities and Exchange Commission ("SEC"), including but not limited to the section entitled "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2025, and in the Company's Quarterly Reports on Form 10-Q for subsequent quarterly periods, which are filed with the SEC and available on the SEC's website at www.sec.gov. The Company expressly disclaims any obligation to update, alter, or otherwise revise any forward-looking statements, whether written or oral, as a result of new information, future events, or otherwise, except as required by applicable law. Persons reading this communication are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof.

Contact:

Steve O'Hara
Vice President of Investor Relations
oharas@patrickind.com
574.294.7511

PATRICK INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended		Nine Months Ended
($ and shares in thousands, except per share data)	September 27, 2026	September 28, 2025	September 27, 2026	September 28, 2025
Net sales	$975,277	$975,631	$3,014,153	$3,026,605
Cost of goods sold	745,383	754,667	2,309,824	2,326,418
Gross profit	229,894	220,964	704,329	700,187

Operating Expenses:
Warehouse and delivery	48,870	44,449	144,510	135,106
Selling, general and administrative	107,900	86,022	297,184	273,159
Amortization of intangible assets	23,289	24,200	71,043	73,338
Total operating expenses	180,059	154,671	512,737	481,603
Operating income	49,835	66,293	191,592	218,584
Interest expense, net	18,828	18,451	56,194	56,432
Other expenses	—	—	—	24,420
Income before income taxes	31,007	47,842	135,398	137,732
Income taxes	9,951	12,539	31,441	31,755
Net income	$21,056	$35,303	$103,957	$105,977

Basic earnings per common share	$0.67	$1.09	$3.25	$3.26
Diluted earnings per common share	$0.64	$1.01	$3.04	$3.08

Weighted average shares outstanding - Basic	31,481	32,381	31,957	32,523
Weighted average shares outstanding - Diluted	32,655	35,081	34,205	34,440

PATRICK INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)
($ in thousands)	September 27, 2026	December 31, 2025
ASSETS
Current Assets:
Cash and cash equivalents	$16,040	$26,432
Trade and other receivables, net	286,177	185,405
Inventories	668,964	595,265
Prepaid expenses and other	48,067	66,020
Total current assets	1,019,248	873,122
Property, plant and equipment, net	412,330	408,502
Operating lease right-of-use assets	226,740	199,087
Goodwill and intangible assets, net	1,530,005	1,582,662
Other non-current assets	11,631	12,801
Total assets	$3,199,954	$3,076,174
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current maturities of long-term debt	$6,250	$6,250
Current operating lease liabilities	58,181	54,956
Accounts payable	214,904	192,448
Accrued liabilities	125,681	94,412
Other current liabilities	401	424
Total current liabilities	405,417	348,490
Long-term debt, less current maturities, net	1,372,564	1,282,821
Long-term operating lease liabilities	173,623	148,889
Deferred tax liabilities, net	90,689	96,875
Other long-term liabilities	14,780	14,802
Total liabilities	2,057,073	1,891,877

Total shareholders' equity	1,142,881	1,184,297

Total liabilities and shareholders' equity	$3,199,954	$3,076,174

PATRICK INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Nine Months Ended
($ in thousands)	September 27, 2026	September 28, 2025
Cash flows from operating activities
Net income	$103,957	$105,977
Depreciation and amortization	128,387	127,222
Stock-based compensation expense	17,856	15,167
Deferred income taxes	(6,186)	21,794
Other adjustments to reconcile net income to net cash provided by operating activities	4,529	3,166
Change in operating assets and liabilities, net of acquisitions of businesses	(101,992)	(74,755)
Net cash provided by operating activities	146,551	198,571
Cash flows from investing activities
Purchases of property, plant and equipment	(55,846)	(64,744)
Business acquisitions and other investing activities	(23,547)	(72,151)
Net cash used in investing activities	(79,393)	(136,895)
Net cash flows used in financing activities	(77,550)	(74,539)
Net decrease in cash and cash equivalents	(10,392)	(12,863)
Cash and cash equivalents at beginning of year	26,432	33,561
Cash and cash equivalents at end of period	$16,040	$20,698

PATRICK INDUSTRIES, INC.
Earnings Per Common Share (Unaudited)

The table below illustrates the calculation of earnings per common share:

	Three Months Ended		Nine Months Ended
($ and shares in thousands, except per share data)	September 27, 2026	September 28, 2025	September 27, 2026	September 28, 2025
Numerator:
Net income attributable to common shares	$21,056	$35,303	$103,957	$105,977
Denominator:
Weighted average common shares outstanding - basic	31,481	32,381	31,957	32,523
Weighted average impact of potentially dilutive convertible notes	842	1,492	1,328	1,155
Weighted average impact of potentially dilutive warrants	192	916	736	504
Weighted average impact of potentially dilutive securities	140	292	184	258
Weighted average common shares outstanding - diluted	32,655	35,081	34,205	34,440
Earnings per common share:
Basic earnings per common share	$0.67	$1.09	$3.25	$3.26
Diluted earnings per common share	$0.64	$1.01	$3.04	$3.08

PATRICK INDUSTRIES, INC.
Non-GAAP Reconciliation (Unaudited)

Use of Non-GAAP Financial Metrics
In addition to reporting financial results in accordance with U.S. GAAP, the Company also provides financial metrics, such as net leverage ratio, content per unit, free cash flow, earnings before interest, taxes, depreciation and amortization (“EBITDA”), adjusted EBITDA, adjusted net income, adjusted diluted earnings per share ("adjusted diluted EPS"), adjusted operating margin, adjusted EBITDA margin and available liquidity, which we believe are important measures of the Company's business performance. These metrics should not be considered alternatives to U.S. GAAP. Our computations of net leverage ratio, content per unit, free cash flow, EBITDA, adjusted EBITDA, adjusted net income, adjusted diluted EPS, adjusted operating margin, adjusted EBITDA margin and available liquidity may differ from similarly titled measures used by others. We calculate available liquidity by taking our revolving credit facility capacity, subtracting the outstanding revolver balance and outstanding letters of credit, and adding cash and cash equivalents. Content per unit metrics are generally calculated using our market sales divided by Company estimates based on third-party measures of industry volume. We calculate EBITDA by adding back depreciation and amortization, net interest expense, and income taxes to net income. We calculate adjusted EBITDA by taking EBITDA and adding back stock-based compensation, acquisition-related transaction costs, merger-related costs, restructuring and related costs, loss on sale of business unit, legal settlement, loss on sale of property, plant and equipment and subtracting out the gain on sale of property, plant and equipment.
Adjusted net income is calculated by removing the impact of acquisition-related transaction costs, net of tax, legal settlement, net of tax, merger-related costs, net of tax, restructuring and related costs, net of tax and the loss on sale of business unit, net of tax. Adjusted diluted EPS is calculated as adjusted net income divided by our diluted weighted average shares outstanding. Adjusted operating margin is calculated by removing the impact of acquisition-related transaction costs, merger-related costs, restructuring and related costs and loss on sale of business unit. We calculate free cash flow by subtracting cash paid for purchases of property, plant and equipment from net cash provided by operating activities. RV wholesale unit shipments are provided by the RV Industry Association. Marine wholesale unit shipments are Company estimates based on data provided by the National Marine Manufacturers Association. MH wholesale unit shipments are Company estimates based on data provided by the Manufactured Housing Institute. Housing starts are provided by the U.S. Census Bureau. You should not consider these metrics in isolation or as substitutes for an analysis of our results as reported under U.S. GAAP.

The following tables reconcile net income to EBITDA, adjusted EBITDA and margins:

		Three Months Ended
($ in thousands)		September 27, 2026	% of Net Sales	September 28, 2025	% of Net Sales
Net income		$21,056	2.2%	$35,303	3.6%
+	Depreciation & amortization	42,597	4.4%	41,967	4.3%
+	Interest expense, net	18,828	1.9%	18,451	1.9%
+	Income taxes	9,951	1.0%	12,539	1.3%
EBITDA		92,432	9.5%	108,260	11.1%
+	Stock-based compensation	5,870	0.6%	3,867	0.4%
+	Acquisition-related transaction costs	99	—%	—	—%
+	Merger-related costs	14,656	1.5%	—	—%
+	Restructuring and related costs	2,001	0.2%	—	—%
+	Loss (gain) on sale of property, plant and equipment	661	0.1%	(29)	—%
Adjusted EBITDA		$115,719	11.9%	$112,098	11.5%

		Nine Months Ended
($ in thousands)		September 27, 2026	% of Net Sales	September 28, 2025	% of Net Sales
Net income		$103,957	3.4%	$105,977	3.5%
+	Depreciation & amortization	128,387	4.3%	127,222	4.2%
+	Interest expense, net	56,194	1.9%	56,432	1.9%
+	Income taxes	31,441	1.0%	31,755	1.0%
EBITDA		319,979	10.6%	321,386	10.6%
+	Stock-based compensation	17,856	0.6%	15,167	0.5%
+	Acquisition-related transaction costs	99	—%	64	—%
+	Merger-related costs	15,093	0.5%	—	—%
+	Restructuring and related costs	2,001	0.1%	—	—%
+	Loss on sale of business unit	226	—%	—	—%
+	Legal settlement	—	—%	24,420	0.8%
+	Loss on sale of property, plant and equipment	77	—%	2,065	0.1%
Adjusted EBITDA		$355,331	11.8%	$363,102	12.0%
The following table reconciles cash flow from operations to free cash flow on a trailing twelve-month basis:

	Trailing Twelve Months Ended
($ in thousands)	September 27, 2026	September 28, 2025
Cash flows from operating activities	$277,394	$301,222
Less: purchases of property, plant and equipment	(74,023)	(90,162)
Free cash flow	$203,371	$211,060

The following table reconciles operating margin to adjusted operating margin:

	Three Months Ended		Nine Months Ended
	September 27, 2026	September 28, 2025	September 27, 2026	September 28, 2025
Operating margin	5.1%	6.8%	6.4%	7.2%
Merger-related costs	1.5%	—%	0.5%	—%
Restructuring and related costs	0.2%	—%	—%	—%
Adjusted operating margin	6.8%	6.8%	6.9%	7.2%

The following table reconciles net income to adjusted net income and diluted earnings per common share to adjusted diluted earnings per common share:

		Three Months Ended		Nine Months Ended
($ in thousands, except per share data)		September 27, 2026	September 28, 2025	September 27, 2026	September 28, 2025
Net income		$21,056	$35,303	$103,957	$105,977
+	Acquisition-related transaction costs	99	—	99	64
+	Merger-related costs	14,656	—	15,093	—
+	Restructuring and related costs	2,001	—	2,001	—
+	Legal settlement	—	—	—	24,420
+	Loss on sale of business unit	—	—	226	—
-	Tax impact of adjustments	(4,177)	—	(4,343)	(6,055)
Adjusted net income		$33,635	$35,303	$117,033	$124,406

Diluted earnings per common share		$0.64	$1.01	$3.04	$3.08
Merger-related costs, net of tax		0.34	—	0.33	—
Restructuring and related costs, net of tax		0.05	—	0.04	—
Legal settlement, net of tax		—	—	—	0.53
Loss on sale of business unit, net of tax		—	—	0.01	—
Adjusted diluted earnings per common share		$1.03	$1.01	$3.42	$3.61